EXHIBIT 3.1.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street, Suite 1 Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.biz	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20160452634-83
Filing Date and Time 10/13/2016 12:11 PM
Entity Number E0097062014-1

Certificate of Amendment (PURSUANT TO NRS 78.285 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation: FIRST FIXTURES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Articles of Incorporation is hereby amended by deleting in its entirety the present Article 1 and substituting in lieu thereof the following new Article 1:

“1. Name of Corporation: STONY HILL CORP.”

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 60,025,840

4. Effective date of filing (optional):

5. Signature (required): /s/ John Brady

Signature of Officer